For Immediate Release

Media:	Investors:
Tom Furr Smart Online, Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Smart Online Provides Second Quarter Update

Syndication Partners Increase Exposure of Smart Online’s Small Business Platform to

Over Four Million Users

RESEARCH TRIANGLE PARK, N.C., August 15, 2005 — Smart Online (OTCBB: SOLN) today reported results for the second quarter and six months ended June 30, 2005.

Michael Nouri, chairman and chief executive officer of Smart Online, stated, “During the second quarter, we substantially increased our exposure to potential users via the private label Web sites of our syndication partners as Smart Online’s small business platform became commercially available to BusinessWeek magazine’s more than three million monthly users, bringing our total exposure to more than four million monthly users of the Web sites of our syndication partners. We are also gaining recognition for our small business platform as illustrated by our recent nomination for the Forbes magazine “Best of the Web” award. In addition, AMI Partners, a technology industry analyst firm, included Smart Online in its April vendor strategy report entitled “Software-as-Services: Moving On Demand to In Demand with SMBs”.

Mr. Nouri continued, “Leveraging our user base, we have continued to launch a number of new and innovative products including an SBA loan program which offers small business owners competitive rates and an easy application process requiring minimal paperwork. Recently, Smart Online introduced the first version of the Human Resource module for its OneBiz Conductor™ small business application platform. The new module provides small businesses access to an integrated human resources solution without the upfront cost and expense of traditional software and staffing. We also plan to roll out additional business modules and product enhancements in the coming months.”

“Smart Online continues to expand its market presence and now has exposure to over four million small business customers in the U.S. alone,” Mr. Nouri concluded. “To support and accelerate this growth, we recently hired two regional veteran sales executives to lead our expanded sales efforts. The company is also stepping up its efforts to pursue accretive acquisitions that are strategic to the OneBiz Conductor™ product roll out. We remain committed to leveraging our user base and significant investments to date, as we begin our transition from unpaid to paid services during the latter half of 2005 and into 2006.”

For the second quarter of 2005 integration revenue increased 180% and syndication revenue increased 238% for a total revenue of $406,116 compared to $235,845 for the same period last year. Gross margin improved from 81.6% of revenue to 94.6% as a result of lower customer support function expenses. Net loss attributable to common stockholders for the quarter was $1,366,819, or $0.11 per share, compared to $692,786, or $0.06 per share, in the second quarter of last year reflecting higher selling, general and administrative expenses related to the launch of OneBiz Conductor™. Included in the second quarter 2005 net loss is a $506,000 or $0.04 per share, non-cash charge associated with certain warrants issued during 2003.

For the six months ended June 30, 2005 integration revenue increased 97% and syndication revenue increased 219% for a total revenue of $659,354 compared to $485,573 for the same period last year. Gross margin improved from 79.3% of revenue to 91.9% as a result of lower customer support function expenses. Net loss attributable to common shareholders was $1,660,964, or $0.14 per share, compared to $6,733,250, or $0.75 per share, for the same period in 2004. Included in the net loss attributable to common shareholders for the first six months of 2005 is the $506,000 second quarter non-cash charge associated with certain warrants issued in 2003 and a $556,634 one-time gain on debt forgiveness; included in the net loss attributable to common shareholders for the same period last year were a $2,215,625 charge related to preferred stock dividends and accretion of discount on preferred stock and a $3,225,410 charge related to a converted preferred stock inducement cost issued in connection with a registration rights agreement.

About Smart Online Inc.
Smart Online Inc. (OTCBB: SOLN) is a pioneer of Web-native applications, and is the first provider to offer a private-label syndicated online business platform that enables Web delivery of applications and services required to start, grow and run small-to-medium size businesses. In 1999, Smart Online led the industry by converting its business applications to a Software-as-Service (SaS) Web delivery model. Today, the company markets it’s Web-based business applications to customers via http://www.smartonline.com and by private-labeling its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. Partners include, among others, BusinessWeek magazine, FastCompany magazine, Inc. magazine, The New York Enterprise Report and JPMorgan Chase and Union Bank of California who private-label Smart Online’s applications and add them to their Web sites to enable their customers to run businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

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Smart Online, the Smart Online logo, and OneBiz Conductor are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” which include plans for product release, to begin to generate revenue from sales of subscriptions for our improved product by charging subscription fees instead of allowing free use of our product, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, our ability to raise capital to increase our marketing budget and customer perception of the value of our enhanced products. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All information in this press release is as of August 15, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

(tables follow)

Balance Sheet

	June 30, 2005	December 31, 2004
	(unaudited)	(audited)
Current Assets	$842,852	$667,548
Total Assets	$1,013,386	$773,701
Current Liabilities	$893,378	$1,592,977
Long-Term Obligations	$0	$1,091,814
Total Liabilities	$893,378	$2,684,791
Total Stockholder’s Equity (Deficit)	$120,008	$(1,911,090)

Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenue	$406,116	$235,845	$659,354	$485,573
Operating Expenses	$1,765,411	$900,125	$2,833,506	$1,612,159
Loss from Operations	$(1,380,306)	$(707,688)	$(2,227,790)	$(1,227,013)
Net Loss Attributed to Common Stockholders	$(1,366,819)	$(692,786)	$(1,660,964)	$(6,733,250)
Net Loss per Share – Basic and Diluted	$(0.11)	$(0.06)	$(0.14)	$(0.75)
Number of Shares Used in Per Share Calculation	12,387,333	10,722,507	12,110,013	9,022,107